INVESTMENT ADVISORY CONTRACT

     Contract entered into this first day of May, 1989, between State Street Exchange Trust, a Massachusetts business trust having its principal place of business in Boston, Massachusetts (the "Trust") and State Street Research & Management Company, a Delaware Corporation having its principal place of business in Boston, Massachusetts (the "Adviser").

                                   WITNESSETH:

     That in consideration of the mutual covenants herein contained and the performance herein required, the Trust and the Adviser hereby mutually agree as follows:

     1. Appointment of Adviser. The Trust hereby appoints and employs the Adviser to act as investment adviser for the State Street Exchange Fund ("Fund") series of the Trust for the term, with the duties, and subject to the conditions as provided in this Contract, and the Adviser hereby accepts such appointment and employment.

     2. Duties of Adviser. The Adviser shall furnish to the Trust such management, investment advisory, statistical and research facilities and services as may be required from time to time by the Trust in operating the Fund.

     3. Allocation of Expenses.

     (a) Except as provided in subparagraph (b) of this paragraph 3, the Adviser, at its own expense, shall furnish to the Trust suitable office space and related facilities, including all necessary equipment and clerical personnel for managing the affairs and investments of the Fund, in the offices maintained by the Adviser in Boston, Massachusetts, or in such other place as may be agreed on from time to time. The Adviser shall also pay the compensation of all employees of the Trust and salaries, expenses and costs connected with investment research and statistical work and the operation of the business of the Adviser.

     (b) All expenses of the Fund, other than those to be paid by the Adviser pursuant to subparagraph (a) of this paragraph 3 shall be borne and paid by the Fund, including, without implied limitation, governmental fees, fees of the Trustees of the Trust not affiliated with the Adviser, interest charges, taxes, membership dues in the Investment Company Institute, fees and expenses of preparing, printing and mailing share confirmations or certificates, reports to shareholders, notices, proxy statements and reports to governmental offices and commissions, brokerage expenses, insurance premiums, fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities, keeping of general books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholders' meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund.

     4. Compensation of the Adviser. As full compensation for the services to be rendered and expenses to be borne by the Adviser as provided in paragraphs 2 and 3(a) hereof, the Fund shall pay to the Adviser quarterly, beginning with the fiscal quarter in which falls the effective date of this Contract, an amount equal to 1/8 of 1% of the average of the values of the net assets of the Fund determined as of the close of the New York Stock Exchange on each day during such fiscal quarter on which the net asset value per share of the Fund is determined pursuant to the provisions of the Master Trust Agreement of the Trust, as amended, other than any such days as fall prior to the effective date of this Contract or subsequent to the date of termination of this Contract. Such payment for a fiscal quarterly period shall be made by the Fund to the Adviser within ten days following the close of such period. If the effective date of this Contract is other than the first day of a fiscal quarter or if the term of this Contract shall terminate other than on the last day of a fiscal quarter, then the Adviser shall be entitled to receive as compensation a payment calculated as above provided on a pro rata basis for the portion of the fiscal quarterly period which shall have elapsed from and after such effective date or up to and including such termination date, as the case may be.

     5. Covenants of the Adviser. The Adviser covenants that during the term of this Contract each of its officers and directors shall keep the Board of Trustees of the Trust advised on a monthly basis of the names of those issuers (the securities of which are owned by the Fund) in which such officer or director owns more than one half of one percent (1/2 of 1%) of the outstanding shares or securities, or both (taken at market value) of such issuer.

     6. Effective Date, Duration and Termination of the Contract.

           (a) This Contract shall become effective at the commencement of business on May 1, 1989, and shall remain in effect (unless terminated as herein provided) until April 30, 1990, and from year to year thereafter; provided that this Contract shall continue in effect after April 30, 1990, only so long as (1) such continuance is specifically approved at least annually by either (A) the Board of Trustees of the Trust or, (B) "vote of a majority of the outstanding voting securities" (as defined in section 2(a)(42) of the Investment Company Act of 1940) of the Fund and (2) the terms of this Contract are approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties to the Contract or "interested persons" of any such party (as such term is defined in section 2(a)(19) of the Investment Company Act of 1940 after giving effect to any exemption obtained by the Trust) cast in person at a meeting called for the purpose of voting on such approval.

           (b) This Contract may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" (as defined in section 2(a)(42) of the Investment Company Act of 1940) of the Fund, or by the Adviser, in each case upon sixty calendar days' prior written notice to the other party to the Contract.

           (c) This Contract shall terminate automatically in the event of its "assignment" (as defined in section 2(a)(4) of the Investment Company Act of 1940).

           (d) In the event of termination of this Contract for any reason whatsoever, the Adviser shall have the right in its discretion to require the Trust to change its name to eliminate all reference to "State Street."

     7. Amendments. This Contract may be amended at any time or from time to time by an instrument in writing signed by or under the authority of the Board of Trustees of the Trust and by the Adviser, but no amendment to this Contract shall be effective until (1) such amendment is approved by the affirmative "vote of a majority of the outstanding voting securities" (as defined in section 2(a)(42) of the Investment Company Act of 1940) of the Fund, and (2) the terms of such amendment are approved by the vote of a majority of the Trustees of the Trust who are not parties to this Contract or "interested persons" of any such party (as such term is defined in section 2(a)(19) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

     8. Miscellaneous Provisions.

           (a) The duties of the Adviser under the Contract shall not prevent the Adviser from rendering similar services to other persons, firms, trusts, corporations or other entities. The Adviser may also permit others to use the words "State Street" in their names.

           (b) The Adviser shall not be subject to liability for any act or omission in the course of, or connected with, its performance of this Contract, except in the case of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or the reckless disregard by the Adviser of its obligations and duties under this Contract.

           (c) Notices under this Contract shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Contract for this purpose shall be One Financial Center, Boston, Massachusetts 02111.

           (d) It is expressly agreed that the obligations of the Trust hereunder, and the authorization, execution and delivery to this document, shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the property of the Fund, as provided in the Master Trust Agreement of the Trust. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that the Fund of the Trust shall be solely and exclusively responsible for the payment of any direct or indirect debts, liabilities and obligations relating to the Fund, and that no other fund shall be responsible for the same.

     IN WITNESS WHEREOF, STATE STREET EXCHANGE TRUST has caused this instrument to be signed in duplicate on its behalf by an officer, thereunto duly authorized, and STATE STREET RESEARCH & MANAGEMENT COMPANY has caused this instrument to be signed in duplicate on its behalf by an officer, thereunto duly authorized, all as of the date and year first above written.



                                     STATE STREET EXCHANGE TRUST


                                     By: /s/ Charles L. Smith, Jr.
                                         -------------------------------------
                                             Charles L. Smith, Jr.
                                             President



                                     STATE STREET RESEARCH & MANAGEMENT COMPANY


                                     By: /s/ Herbert P. Hess
                                         -------------------------------------
                                             Herbert P. Hess, President